Exhibit 99.4

ONCAP and Griffon Corporation
Announce the Launch of Veritage Brands

TORONTO and NEW YORK, NY June 10, 2026 – ONCAP, the lower mid-market private equity platform of Onex Corporation (TSX:ONEX), and Griffon Corporation (NYSE: GFF) (“Griffon”) announced today the launch of Veritage Brands (“Veritage”), a leading global provider of hand tools, home organization solutions, and lawn and garden products for professionals and consumers.

Veritage Brands was formed through a joint venture of Bellota Tools, Corona, and Burgon & Ball, formerly subsidiaries of the Venanpri Group (“Venanpri”), majority-owned by ONCAP, and Griffon’s AMES Companies (“AMES”) businesses in North America.

“Veritage Brands brings together global leaders in professional and consumer tools, home storage and organization solutions, and lawn and garden products,” said Michael Lay, Executive Chair at ONCAP. “Veritage Brands will be able to leverage the strengths of both organizations while streamlining operations and capturing the benefits of economies of scale. We are excited to work with our partners at Griffon to realize this vision.”

Veritage is comprised of leading professional and consumer brands including AMES, Bellota, Burgon & Ball, ClosetMaid, Corona, Garant, Razor-Back, and True Temper, serving customers in North, Central and South America, and Europe, and with major operating facilities located in the United States, Spain, Canada, Mexico, and Colombia.

Veritage is managed as a subsidiary of Venanpri, which, together with other affiliates of ONCAP, hold a 57% equity interest. Griffon Corporation participates in the governance and oversight of the joint venture as a 43% equity holder. Venanpri’s Agrisolutions business, including the Bellota Agrisolutions and Ingersoll brands, are not part of Veritage and will continue to be wholly owned by Venanpri.

“Veritage Brands brings together trusted, iconic brands that are highly respected in their home markets and share an almost 300-year legacy,” said Ronald J. Kramer, Chairman and CEO of Griffon. “The formation of Veritage Brands creates a leading provider of professional and consumer tools, home storage and organization solutions, and lawn and garden products with critical scale and global reach.”

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Canaccord Genuity LLC acted as financial advisor and Torys LLP acted as legal counsel to ONCAP and Venanpri. Goldman Sachs & Co. LLC acted as financial advisor and Dechert LLP acted as legal counsel to Griffon Corporation.

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Forward Looking Statements

This press release may contain, without limitation, statements concerning possible or assumed future operations, performance or results preceded by, followed by or that include words such as “believes”, “expects”, “potential”, “anticipates”, “estimates”, “intends”, “plans” and words of similar connotation, which would constitute forward-looking statements. Forward-looking statements are not guarantees. The reader should not place undue reliance on forward-looking statements and information because they involve significant and diverse risks and uncertainties that may cause actual operations, performance, or results to be materially different from those indicated in these forward-looking statements.

About ONCAP

Founded in 2000, ONCAP is the dedicated lower mid-market private equity platform of Onex Corporation, committed to investing in and partnering with North American headquartered businesses and their management teams in our core sectors of emphasis. Today, ONCAP operates with a team of 35 employees managing $3.7 billion in assets across offices in Toronto and New York. For more information on ONCAP and Onex, visit www.oncap.com and www.onex.com.

About ONEX

Onex invests and manages capital on behalf of its shareholders and clients across the globe. Formed in 1984, we have a long track record of creating value for our clients and shareholders. Our investors include a broad range of global clients, including public and private pension plans, sovereign wealth funds, banks, insurance companies, family offices and high-net-worth individuals. In total, Onex has approximately $55.8 billion in assets under management, of which $9.4 billion is Onex’ own investing capital. With offices in Toronto, New York, New Jersey and London, Onex and its experienced management teams are collectively the largest investors across Onex’ platforms.

Onex is listed on the Toronto Stock Exchange under the symbol ONEX. For more information on Onex, visit its website at www.onex.com. Onex’ security filings can also be accessed at www.sedarplus.ca.

Onex Contacts:

Zev Korman

Vice President, Shareholder Relations and
Communications

(416) 362-7711

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About Griffon Corporation

Griffon Corporation is a leading provider of residential and commercial building products. The Company is the largest North American manufacturer and marketer of garage doors under the Clopay, IDEAL and Holmes brands, and rolling steel door and grille products under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

AMES Australia is classified as a discontinued operation.

For more information on Griffon, please see the Company’s website at www.griffon.com.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Tom Cook
EVP & Chief Financial Officer	Managing Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8250
IR@griffon.com

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